Final Term Sheet Medium-Term Notes, Series P – Fixed Rate May 4, 2021	Filed Pursuant to Rule 433 Registration No. 333-228141

PACCAR Financial Corp.

Medium-Term Notes, Series P - Fixed Rate

CUSIP # 69371RR32

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	BNP Paribas Securities Corp.

☒	BofA Securities, Inc.

☐	Citigroup Global Markets Inc.

☒	J.P. Morgan Securities LLC

☐	MUFG Securities Americas Inc.

☐	RBC Capital Markets, LLC

☐	U.S. Bancorp Investments, Inc.

☒	Other:

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

acting as    ☒  principal    ☐  agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.932% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: May 10, 2021 (T+4)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: May 11, 2026

Net Proceeds to Company: $298,746,000	Interest Payment Dates: Semi-annually on each May 11 and November 11, commencing November 11, 2021 Record Dates: April 27 and October 28 preceding the applicable Interest Payment Date

Treasury Benchmark: 0.750% due April 30, 2026

Treasury Yield: 0.814%

Reoffer Spread: T+30 bps

Reoffer Yield: 1.114%

Interest Rate: 1.100% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form:    ☒  Book-Entry             ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$63,000,000
J.P. Morgan Securities LLC	Bookrunner	$63,000,000
Mizuho Securities USA LLC	Bookrunner	$63,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$63,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$24,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Scotia Capital (USA) Inc.	Co-Manager	$12,000,000

Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., toll-free at 1-800-294-1322, J.P. Morgan Securities LLC, collect at 1-212-834-4533, Mizuho Securities USA LLC, toll-free at 1-866-271-7403 or SMBC Nikko Securities America, Inc., toll-free at 1-888-868-6856.